MLA No. RI0355
                             MASTER LOAN AGREEMENT

         THIS MASTER LOAN AGREEMENT is entered into as of January 30, 2006, between FARM CREDIT SERVICES OF AMERICA, FLCA ("Farm Credit") and GREEN PLAINS RENEWABLE ENERGY, INC., Shenandoah, Iowa (the "Company").

                                   BACKGROUND

         From time to time Farm Credit may make loans to the Company. In order to reduce the amount of paperwork associated therewith, Farm Credit and the Company would like to enter into a master loan agreement. For that reason, and in consideration of Farm Credit making one or more loans to the Company, Farm Credit and the Company agree as follows:

         SECTION 1. Supplements. In the event the Company desires to borrow from Farm Credit and Farm Credit is willing to lend to the Company, or in the event Farm Credit and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a "Supplement"). Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan. Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.

         SECTION 2. Sale of Participation Interests and Appointment of Administrative Agent. The Company acknowledges that concurrent with the execution of this Master Loan Agreement and related Supplements, Farm Credit is selling a participation interest in this Master Loan Agreement and Supplements executed concurrently herewith to CoBank, ACB ("CoBank") (up to a 100% interest). Pursuant to an Administrative Agency Agreement dated January 30, 2006, (the "Agency Agreement"), Farm Credit and CoBank appointed CoBank to act as Administrative Agent ("Agent") to act in place of Farm Credit hereunder aril under the Supplements and any security documents to be executed thereunder. All funds to be advanced hereunder shall be made by Agent, all repayments by the Company hereunder shall be made to Agent, and all notices to be made to Farm Credit hereunder shall be made to Agent. Agent shall be solely responsible for the administration of this agreement, the Supplements and the security documents to be executed by the Company thereunder and the enforcement of all rights and remedies of Farm Credit hereunder and thereunder. Company acknowledges the appointment of the Agent and consents to such appointment.

         SECTION 3. Availability. Loans will be made available on any day on which Agent and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for loans must be received no later than 12:00 Noon Company's local time on the date the loan is desired. Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to Agent a duly completed and executed copy of a Delegation and Wire and Electronic Transfer Authorization Form of the Agent, and Agent shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

         SECTION 4. Repayment. The Company's obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as Agent shall require. Agent shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence

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Master Loan Agreement RI0355                                                   2
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


of the outstanding principal and interest on the loans. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and Agent. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of Agent (or to such other account as Agent may direct by notice). The Company shall give Agent telephonic notice no later than 12:00 Noon Company's local time of its intent to pay by wire and funds received after 3:00 p.m. Company's local time shall be credited on the next business day. Checks shall be mailed to CoBank, ACB, Department 167, Denver, Colorado 80291-0167 (or to such other place as Agent may direct by notice). Credit for payment by check will not be given until the later of: (a) the day on which Agent receives immediately available funds; or (b) the next business day after receipt of the check.

         SECTION 5. Capitalization. The Company agrees to purchase voting (Class
D) or non-voting (Class E) stock in Farm Credit Services of America, ACA (currently a minimum of $1,000.00 worth of stock consisting of at least 200 shares of $5.00 par value stock) as required under the policy of Farm Credit at the time of acquisition. Farm Credit policy may change from time to time. Farm Credit shall have a first lien on the stock for payment of any liability of the Company to Farm Credit. Said stock shall be owned as follows:

         Owner Name: Green Plains Renewable Energy, Inc.     SSN/TIN: 84-1652107

The Company authorizes and appoints the following to act on behalf of all owners, to vote the Class D stock, and to accept, receive and receipt for any dividends declared on the stock:

                             Barry Ellsworth, voter

         SECTION 6. Security. The Company's obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in Farm Credit. In addition, the Company agrees to grant to Farm Credit, by means of such instruments and documents as Agent shall reasonably require, a first lien (subject only to exceptions approved in writing by Agent) on all personal property of the Company, and on all real property of the Company, whether now existing or hereafter acquired. As additional security for those obligations:
(i) the Company agrees to grant to Farm Credit, by means of such instruments and documents as Agent shall reasonably require, a first priority lien on such of its other assets, whether now existing or hereafter acquired, as Agent may from time to time require; and (ii) the Company agrees to grant to Farm Credit, by means of such instruments and documents as Agent shall require, a first priority lien on all realty which the Company may from time to time acquire after the date hereof. Farm Credit may at its discretion assign collateral to the Agent under the Agency Agreement.

         SECTION 7. Conditions Precedent.

         (A) Conditions to Initial Supplement. Farm Credit's obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that Agent receive, in form and substance satisfactory to Agent, each of the following:

                  (i) This Agreement, Etc. A duly executed copy of this Agreement and all instruments and documents contemplated hereby.

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Master Loan Agreement RI0355                                                   3
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


                  (ii) Security Agreement. A security agreement granting to Farm Credit a first lien (subject only to exceptions approved in writing by Agent) on all personal property of the Company, whether now owned or hereafter acquired.

                  (iii) Mortgage/Deed of Trust. A mortgage or deed of trust granting to Farm Credit a first lien (subject only to exceptions approved in writing by Agent) on the Company's Property (as that term is defined in the applicable Supplements) located new Shenandoah, Iowa.

                  (iv) Title Commitment/Policy. A commitment from a title insurance company acceptable to Agent to issue an ALTA lender's policy of title insurance in the face amount of $47,000,000.00 insuring the Company's Mortgage or Deed of Trust to Farm Credit as a first priority lien on the property encumbered thereby, subject only to exceptions approved in writing by Agent. The Company agrees to pay the cost of such commitment and the related policy, together with such endorsements as may be reasonably requested by Agent, and also agrees that if, for any reason, a final policy is not issued by the date that is ninety (90) days after the date of this agreement or such later date as may be agreeable to Agent, then an "Event of Default" shall be deemed to have occurred under this agreement.

                  (v) Opinion of Counsel. An opinion of the Company's counsel (in form and substance acceptable to Agent) confirming due authorization and execution of the loan documents.

                  (vi) Environmental Audit. A written report of an environmental audit pertaining to the Company's real property located new Shenandoah, Iowa, produced by an independent national or regional environmental consulting firm or such other evidence satisfactory to Agent, which report or evidence shall show to Agent's satisfaction that all appropriate inquiry was made and that the past or present use or condition of the property poses neither material health or safety hazards nor potential fmancial exposure that Agent in its sole discretion, fmds unacceptable.

                  (vii) Insurance. Certificates from the insurance carrier for the general contractor or contractors (and if the Company is not adequately insured therein, from the Company's insurance carrier) evidencing workers' compensation and liability insurance (including contractual liability) carried during the course of construction, with liability limits for death of or injury to persons and for damages to property in amounts acceptable to Agent or such other limits if any are established under the construction contract(s). Without limiting the provision in Section 9(D) herein or the foregoing, the Company agrees to obtain Builder's Risk casualty insurance covering fire and other casualty with extended coverage including vandalism and malicious mischief.

                  (viii) Evidence of Capital. Such evidence as Agent may require that the Company has obtained equity capital, or acceptable binding commitments thereof including non-repayable Tax Increment Financing and grants, in an amount no less than $32,400,000.00, all with terms and conditions acceptable to Agent.

                  (ix) Appraisal. An appraisal of the Property by a licensed, independent appraiser satisfactory to Agent, such appraisal to include a value for the proposed ethanol facility to be located on the Company's real property located new Shenandoah, Iowa.

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Master Loan Agreement RI0355                                                   4
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


                  (x) Survey. An ALTA quality survey of the Property by a licensed surveyor satisfactory to Agent verifying no encroachments by any Improvements on the Property onto adjoining property, or such other information as may be required by Agent.

                  (xi) Process/Yield Guarantee. An acceptable Process/Yield Guarantee from the design engineer and contractor, acceptable to Agent, as well as a minimum one-year warranty on all work performed.

                  (xii) Engineering and Construction Contracts. Copies of all engineering and construction contracts with payment retainage and fixed-price provisions acceptable to Agent.

                  (xiii) Utilities; Access. A certificate from the Company or the Company's engineer, or other evidence satisfactory to Agent, as to the methods of access to and egress from the Property and the availability of water supply, electricity, natural gas, and other utilities, and for the disposal of wastewater, all in locations and capacities sufficient to meet the reasonable requirements of the Property and the Improvements and otherwise satisfactory to Agent.

                  (xiv) Project Budget and Schedule, Contracts and Plans. Project budget, schedule, contracts and plans as follows: (i) a budget setting forth the total estimated direct costs for construction (including real property acquisition, site preparation, railroad siding, sales taxes related to construction, contingencies and capital interest, but excluding working capital) not to exceed an aggregate total of $71,000,000.00 for the Improvements, and indirect costs, (including costs to organize and obtain fmancing, and for preproduction expenses, but excluding working capital) not to exceed an aggregate total of $2,000,000.00, including line item cost breakdowns for all direct costs by trade, job, and subcontractor, and a schedule of all sources of funds to pay such costs (the "Project Budget"); (ii) a schedule setting forth, by trade, job, and subcontractor, the estimated dates of commencement and completion of construction of the Improvements (the "Project Schedule"); (iii) a schedule of the amounts and times of advances anticipated to be requisitioned by the Company from time to time during the term of construction of the Improvements (the "Disbursement Schedule"); (iv) a list of all subcontractors and materialmen who have been, or, to the extent then determined by the Company, will be supplying labor, materials or goods for the Improvements; (v) two sets of the Plans with a certification from the Company and from the Company's architect or engineer, or with other evidence satisfactory to Agent as to the following matters: (a) that the Improvements can be completed by, May 1, 2007, (the "Completion Date"); (b) that the Project Budget, Project Schedule, Disbursement Schedule and the Plans satisfactorily provide for the construction of the Improvements; and (c) that the Improvements upon completion will comply with all Laws (as defined in Section 9(B) hereof), including, without limitation, all Laws relating to the environment, and all approvals, consents, permits and licenses required under such Laws (the "Project Approvals") which have been obtained or are to be obtained by the Company relating in any way to the acquisition, construction or the contemplated operation of the Improvements (including, without limitation, those relating to zoning, building, use and occupancy, fire prevention and health); and (vi) a list of the Project Approvals indicating those Project Approvals obtained and to be obtained (and a schedule for obtaining such Project Approvals).

         (xv) Escrow Agreement. An escrow agreement for distribution of loan funds acceptable to Agent specifically providing for a Title/Abstract Company to distribute all funds. Costs of said agreement are to be paid by the Company.

Master Loan Agreement RI0355                                                   5
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


         (B) Conditions to Each Supplement. Farm Credit's obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:

                  (i) Supplement. A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

                  (ii) Evidence of Authority. Such certified board resolutions, evidence of incumbency, and other evidence that Agent may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

                  (iii) Fees and Other Charges. A11 fees and other charges provided for herein or in the Supplement.

                  (iv) Evidence of Perfection, Etc. Such evidence as Agent may require that Farm Credit has a duly perfected first priority lien on all security for the Company's obligations, and that the Company is in compliance with Section 9(D) hereof.

         (C) Conditions to Each Loan. Farm Credit's obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no "Event of Default" (as defmed in Section 12 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a "Potential Default"), shall have occurred and be continuing.

SECTION 8. Representations and Warranties.

         (A) This Agreement. The Company represents and warrants to Farm Credit and Agent that as of the date of this Agreement:

                  (i) Compliance. The Company and, to the extent contemplated hereunder, each "Subsidiary" (as defmed below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

                  (ii) Subsidiaries. The Company has no "Subsidiary(ies)" (as defined below). For purposes hereof, a "Subsidiary" shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

         (B) Each Supplement. The execution by the Company of each Supplement hereto shall constitute a representation and warranty to Agent that:

                  (i) Applications. Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce Farm Credit to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

Master Loan Agreement RI0355                                                   6
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


                  (ii) Conflicting Agreements, Etc. This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the "Loan Documents"), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company's operating agreement and articles of organization.

                  (iii) Compliance. The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 9(A) of this agreement on eligibility to borrow from Farm Credit).

                  (iv) Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally.

         SECTION 9. Affirmative Covenants. Unless otherwise agreed to in writing by Agent while this agreement is in effect, the Company agrees to, and with respect to Subsections 9(B) through 9(G) hereof, agrees to cause each Subsidiary to:

         (A) Eligibility. Maintain its status as an entity eligible to borrow from Farm Credit pursuant to the terms of the Farm Credit Act of 1971, as amended, 12 USC 2001, et seq.

         (B) Company Existence, Licenses, Etc. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, "Laws").

         (C) Compliance with Laws. Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection. In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

         (D) Insurance. Maintain insurance with insurance companies or associations reasonably acceptable to Agent in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Agent may reasonably request. All such policies insuring any collateral for the Company's obligations to Farm Credit shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to Agent. At Agent's request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to Agent) shall be delivered to Agent.

         (E) Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

Master Loan Agreement RI0355                                                   7
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


         (F) Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles ("GAAP") consistently applied.

         (G) Inspection. Permit Agent or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

                  Reports and Notices. Furnish to Agent:

                  (i) Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to Agent; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

                  (ii) Interim Financial Statements. Effective with the commencement of operations, as soon as available, but in no event more than 30 days after the end of each month, a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any for such period and for the period year to date, and such other interim statements as Agent may reasonably request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent, certified by an authorized officer or employee of the Company acceptable to Agent.

                  (iii) Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

                  (iv) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial 'condition, properties, profits, or operations of the Company or any such Subsidiary.

                  (v) Notice of Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

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Master Loan Agreement RI0355                                                   8
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


                  (vi) Bylaws and Articles. Promptly after any change in the Company's bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company's Secretary.

                  (vii) Budgets. As soon as available, but in no event more than 90 days after the end of any fiscal year of the Company occurring during the term hereof, copies of the Company's board-approved annual budgets and forecasts of operations and capital expenditures.

                  (viii) Compliance Certificate. Together with each set of fmancial statements furnished to Agent pursuant to Section 9(H) hereof for a period corresponding to a period for which one or more of the financial covenants set forth in Section 11 hereof are required to be tested, a certificate of an officer or employee of the Company acceptable to Agent setting forth calculations showing compliance with each of the fmancial covenants that require compliance at the end of the period for which the statements are being furnished.

                  (ix) Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as Agent may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 9(H)(iv) and (v) above.

         (I) Policies/Contracts. Provide to Agent by no later than November 1, 2006, copies of: (i) any management contracts; (ii) risk management policies and programs/strategies acceptable to Agent pertaining to grain procurement, and for marketing of ethanol and related byproducts; and (iii) distillers grain and ethanol marketing agreements with organizations experienced in marketing these products and acceptable to Agent. Furthermore, all contracts are to be assignable to Agent at Agent's request.

         (I~) Performance Bonds. Provide performance bonds, in form and content acceptable to Agent, for construction and related contracts upon request by Agent.

         SECTION 10. Negative Covenants. Unless otherwise agreed to in writing by Agent, we this agreement is in effect the Company will not:

         (A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers' acceptances), letters of credit, or the deferred purchase price of property or services, except for: (i) debt to Farm Credit; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to miscellaneous creditors, in an aggregate amount not to exceed $500,000.00 on terms and conditions satisfactory to Agent, provided that such debt is subordinate to all indebtedness of the Company to Farm Credit.

         (B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, "Liens"). The foregoing restrictions shall not apply to: (i) Liens in favor of Farm Credit; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers' compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids,

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Master Loan Agreement RI0355                                                   9
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business, as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due;
(vi) easements, rights-ofway, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and (vii) subordinate Liens in favor of miscellaneous creditors to secure indebtedness permitted hereunder.

         (C) Mergers, Acquisitions, Etc. Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

         (D) Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

         (E) Loans. Lend or advance money, credit, or property to any person or entity, except for trade credit extended in the ordinary course of business.

         (F) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company's business.

         (G) Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company's planned business activities or operations as stated in its Operating Agreement.

               Capital Expenditures. Beginning with fiscal year ending 2008, expend, in the aggregate, during any fiscal year more than $500,000.00 for the acquisition of fixed or capital assets (including all obligations under capitalized leases authorized under the terms of this agreement, but excluding obligations under operating leases).

         (I) Leases. Create, incur, assume, or permit to exist any obligation as lessee under operating leases or leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property, except leases which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company in excess of $100,000.00.

         (J) Changes to Agreements, Contracts, Etc. Amend or otherwise make any material changes to the Company's Articles of Incorporation, Bylaws, ethanol and distillers grain marketing contracts, risk management policies, hedging or grain procurement contracts.

         (K) Dividends, Etc. Declare or pay any dividends, or make any distribution of assets to the member/owners, or purchase, redeem, retire or otherwise acquire for value any of its equity, or allocate or otherwise set apart any sum for any of the foregoing, except that for each fiscal year of the Company, a distribution may be made to the Company's members/owners of up to 40%

Master Loan Agreement RI0355                                                  10
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


of the net profit (according to GAAP) for such fiscal year after receipt of the audited fmancial statements for the pertinent fiscal year, provided that the Company has been and will remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to fiscal year ending 2008 and each subsequent fiscal year, a distribution may be made to its members/owners in excess of 40% of the net profit for such fiscal year if the Company has made the required "Free Cash Flow" payment to Agent for such fiscal year as provided in Construction and Term Loan Supplement dated January 30, 2006, and numbered RI0355T01 and any renewals, restatements and amendments thereof, and will remain in compliance with all other loan covenant, terms and conditions.

         SECTION 11. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:

         (A) Working Capital. The Company will have at the end of each period for which fmancial statements are required to be furnished pursuant to Section 9(H) hereof, an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $5,000,000.00 at the earlier of commencement of operations or by May 31, 2007; and (ii) in any event, increasing to $6,000,000.00 at fiscal year ending 2007, and thereafter, except that in determining current assets, any amount available under the Construction and Revolving Term Loan Supplement hereto (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

         (B) Net Worth. The Company will have, at the end of each period for which fmancial statements are required to be furnished under Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $31,000,000.00;
(ii) increasing to $32,000,000.00 at fiscal year ending 2007; and (iii) increasing to $34,000,000.00 at fiscal year ending 2008 and thereafter.

         (C) Debt Service Coverage Ratio. The Company will have at the end of each fiscal year of the Company, effective with the fiscal year ending 2007, a "Debt Service Coverage Ratio" (as defined below) for that year of not less than
1.5 to 1.0. For purposes hereof, the term "Debt Service Coverage Ratio" shall mean the following (all as calculated for the most current year-end in accordance with GAAP consistently applied): (i) net income (after taxes), plus depreciation and amortization; divided by (ii) all current portion of regularly scheduled long term debt for the prior period (previous year-end).

         SECTION 12. Events of Default. Each of the following shall constitute an "Event of Default" under this agreement:

         (A) Payment Default. The Company should fail to make any payment to Agent, or purchase any equity in Farm Credit, within ten (10) days of when due.

         (B) Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

         (C) Certain Affirmative Covenants. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 9(A) through 9(H)(ii), 9(H)(vi) through 9(H)(viii) or any reporting

Master Loan Agreement RI0355                                                  11
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by Agent to the Company.

         (D) Other Covenants and Agreements. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

         (E) Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and Farm Credit.

         (F) Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

         (G) Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either: (i) enforcement proceedings shall have been commenced, or (ii) a Lien prohibited under Section 10(B) hereof shall have been obtained, or (iii) such judgment, decree, order, or Lien shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

         (H) Insolvency, Etc. The Company or any Subsidiary shall: (i) become insolvent or shall generally not, or shall be unable to, or shall at in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

         (I) Material Adverse Change. Any material adverse change occurs, as reasonably determined by Agent, in the Company's financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

         SECTION 13. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, Farm Credit shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. For all purposes hereof, the term "Potential Default" means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, Farm Credit or Agent may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest,

Master Loan Agreement RI0355                                                  12
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration: (A) Enforcement. Farm Credit or Agent may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of Farm Credit or Agent to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, Agent may, upon the occurrence and during the continuance of any Event of Default, hold and/or set off and apply against the Company's obligations to Farm Credit cash collateral held by Farm Credit or Agent, or any balances held by Farm Credit or Agent for the Company's account (whether or not such balances are then due).

         (B) Application of Funds. Agent may apply all payments received by it to the Company's obligations to Farm Credit in such order and manner as Agent may elect in its sole discretion.

In addition to the rights and remedies set forth above: (i) if the Company fails to purchase any equity in Farm Credit when required or fails to make any payment to Agent when due, then at Agent's option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

         SECTION 14. Broken Funding Surcharge. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to Agent a surcharge in an amount equal to the greater of: (i) an amount that would result in Farm Credit, Agent, and all subparticipants being made whole (on a present value basis) for the actual or imputed funding losses incurred by Farm Credit, Agent, and all subparticipants as a result thereof; or
(ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refmancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to Agent a surcharge in an amount sufficient (on a present value basis) to enable Farm Credit, Agent, and all subparticipants to maintain the yield they would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by Farm Credit, Agent, and all subparticipants (copies of which will be made available to the Company upon request).

         SECTION 15. Complete Agreement, Amendments. This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or

Master Loan Agreement RI0355                                                  13
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


therefrom, shall be effective unless approved by Agent and contained in a writing signed by or on behalf of Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

         SECTION 16. Other Types of Credit. From time to time, Farm Credit may extend other types of credit to or for the account of the Company to expedite or facilitate the loans extended hereunder. In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

         SECTION 17. Applicable Law. Except to the extent governed by applicable federal law, this agreement and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

         SECTION 18. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):


If to Agent, as follows:                    If to the Company, as follows:

For general correspondence purposes:        Green Plains Renewable Energy, Inc.
CoBank, ACB                                 9635 Irvine Bay Court
P.O. Box 5110                               Las Vegas, Nevada 89147
Denver, Colorado 80217-5110
                                            Attention: President
For direct delivery purposes,               Fax No.: (702) 220-4535
when desired:
CoBank, ACB                                 With copy to:
5500 South Quebec Street
Greenwood Village, Colorado 80111-1914      Green Plains Renewable Energy, Inc.
                                            119 South Elm Street
Attention: Credit Information               Shenandoah, Iowa 51601
Services Fax No.:
(303) 224-6101                              Attention: Manager

Master Loan Agreement RI0355                                                  14
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


         SECTION 19. Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by Agent, including expenses of in-house counsel of Agent) incurred by Agent and any participants from Farm Credit in connection with the administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company's obligations to Farm Credit, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

         SECTION 20. Effectiveness and Severability. This agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have

Master Loan Agreement RI0355                                                  15
Green Plains Renewable Energy, Inc.
Shenandoah, Iowa


been paid or satisfied; (ii) Agent has no commitment to extend credit to or for the account of the Company under any Supplement; and (iii) either party sends written notice to the other terminating this agreement. Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

         SECTION 21. Successors and Assigns. This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and Farm Credit and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of Agent.

         SECTION 22. Participations, Etc. From time to time, Farm Credit may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement. However, no such participation shall relieve Farm Credit of any commitment made to the Company under any Supplement hereto. In connection with the foregoing, Farm Credit may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. Farm Credit agrees that all Loans that are made by Farm Credit and that are retained for its own account or repurchased may be entitled to patronage distributions in accordance with the bylaws of Farm Credit and its practices and procedures related to patronage distribution. Accordingly, all Loans that are included in a sale of participation interest and not retained or repurchased shall not be entitled to patronage distributions from Farm Credit. A sale of participation interest may include certain voting rights of the participants regarding the Loans hereunder (including without limitation the administration, servicing and enforcement thereof). Farm Credit agrees to give written notification to the Company of any sale of participation interests.

         SECTION 23. Administrative Fee. The Company agrees to pay to Agent on November 20, 2007, and on each November 20 thereafter, for as long as the Company has commitments from Farm Credit, an administrative fee in the amount of $25,000.00.

         SECTION 24. Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date first above written.


FARM CREDIT SERVICES                         GREEN PLAINS RENEWABLE ENERGY, INC.
OF AMERICA, FLCA

By: /s/ Gary Mazour                          By: /s/ Barry A. Ellsworth
---------------------------                     -------------------------------
Its: V.P.                                       Its: CEO & President